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                            MERCURY AIR GROUP, INC.
                         EMPLOYEE STOCK PURCHASE PLAN

     1. NAME OF PLAN. The name of this plan is the Mercury Air Group, Inc. Employee Stock Purchase Plan ("Plan").

     2. PURPOSE OF PLAN. The purpose of the Plan is to provide employees with a method of investing in shares ("Plan Shares") of the common stock ("Common Stock") of Mercury Air Group, Inc. ("Company"). Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Agent") is the agent for participants in connection with the Plan.

     3.  ELIGIBILITY.

         (a)  To be eligible to participate in the Plan, an individual must:

              (i) Be a full-time employee or a part-time employee who has worked for the Company an average of at least twenty (20) hours per week for the past six (6) months;

             (ii) Have attained at least the age of majority in the state which he or she is employed;

            (iii) Have completed at least six (6) months of continuous employment with the Company; and

             (iv)  Have a valid Social Security number.

     For purposes of determining the length of an employee's period of service, periods while the employee is on a Company-approved leave of absence will be taken into account to the extent required by applicable law.

         (b) The Plan is available to the employees of the Company, as well as to the employees of the Company's subsidiaries as may be designated by the Board of Directors of the Company.

         (c) Employees who are included in a unit of employees covered by a collective bargaining agreement are excluded from participating in the Plan, unless the collective bargaining agreement expressly provides otherwise.

     4.  ENROLLMENT IN THE PLAN.

         (a) Eligible employees may elect to become a participant in the Plan ("Participant") by returning to the Company a properly completed enrollment form.

         (b)  Enrollment will occur on the first day of a calendar quarter.


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         (c)  Employees can cease making contributions at any time, but they can only recommence making them on a quarterly enrollment date.

     5.  CONTRIBUTIONS.

         (a) Each Participant may elect to contribute up to two thousand dollars ($2,000) per calendar year. This election is made by executing an Enrollment Form that authorizes the Company to withhold from the Participant's compensation a specified dollar amount per payroll period ("Payroll Deductions").

         (b) The Company will contribute an amount to the Plan for each month an amount equal to fifteen percent (15%) of the amount of Payroll Deductions that month. The Company will determine when the contribution is paid to the Plan.

     6. ACCOUNTS. After the receipt of a properly completed Enrollment Form from a Participant, the Agent will open an account ("Account") for the Participant and will credit to the Account:

         (a) All shares of Common Stock purchased with Payroll Deductions received by the Agent on behalf of the Participant;

         (b) All whole and fractional Plan Shares purchased for the Participant;

         (c) Any shares of Common Stock distributed by the Company as a dividend (or otherwise) with respect to the Plan Shares held in the Participant's Account; and

         (d) All cash dividends distributed by the Company with respect to the Plan Shares held in the Participant's Account.

     7. COMMINGLING OF FUNDS. Payroll Deductions and cash dividends credited to a Participant's Account may be commingled with the Payroll Deductions and cash dividends credited to other Participant's Accounts.

     8.  PURCHASE OF PLAN SHARES.

         (a) Payroll Deductions and cash dividends will be applied to the purchase of Plan Shares. However, a Participant may elect, in the manner prescribed by the Agent, that the cash dividends paid with respect to the Plan Shares held in the Participant's Account be paid directly to him or her.

         (b) Pending investment, all funds will be held in an interest-bearing account. Interest earned on funds held in the Plan will be used to reduce future Company contributions to the Plan.


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         (c)  The price at which the Agent shall be deemed to have acquired shares for each Participant's Account shall be the average price of all Plan Shares purchased by the Agent for Participants.

         (d) The Agent will make reasonable efforts to invest all funds promptly after receipt, but in no event later than thirty (30) days after receipt, except where the investments are restricted by applicable state or federal law.

         (e)   If for any reason the Agent is precluded from acquiring
     Common Stock for thirty (30) consecutive days, the Agent shall remit the amount of each Participant's Account to the Participant promptly after the thirtieth (30th) day.

         (f) The Agent may purchase shares of unrestricted Common Stock on any securities exchange where the Common Stock is traded in the over-the-counter market or in negotiated transactions. However, no purchases may be made from the Company or any affiliate of the Company. Purchases shall be made on such terms as to price, delivery, or otherwise as the Agent may determine.

     9.  SHARE CERTIFICATES.

         (a) The Agent may hold the Plan Shares of all Participants in the Agent's name or in the name of the Agent's nominee. However, the underlying records of the Agent shall indicate the true ownership of the Plan Shares.

         (b) No certificates will be delivered to a Participant for Plan Shares except:

              (i) Upon the written request by the Participant (in the manner prescribed by the Agent); or

             (ii)  Upon the termination of the Participant's Account.

         (c) A Participant may request a certificate for the number of whole shares credit to the Participant's Account at any time. No certificate will be delivered for a fractional share.

         (d) The certificates will be registered in the Participant's name. Certificates will be registered and issued in another name only upon satisfaction of all of the following conditions:

              (i) A written request must be made by the Participant in accordance with the requirements of the Company relating to transfers of Common Stock;

             (ii)  Compliance with all applicable laws; and


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               (iii)  The Participant's payment of any applicable fees and taxes.

     10. PERIODIC STATEMENTS. As soon as practicable at the end of each quarter, the Agent will mail to each Participant a statement listing all activities in the Participant's Account during that quarter.

     11.  COSTS.

          (a) All brokerage commissions with respect to the shares purchased by the Agent for the Plan shall be paid by the Company.

          (b) In the event that one hundred (100) or more shares are transferred to the Participant, the Company will pay the transactional fees associated with issuing the shares. However, if fewer than one hundred
     (100) shares are to be issued, the Participant must pay the fees.

     12.  SHAREHOLDER INFORMATION.

          (a) The Agent will forward to each Participant, as soon as practicable, any proxy solicitation or other materials received from the Company.

          (b) The Agent will vote the whole and/or fractional Plan Shares that it holds for each Participant's Account in accordance with the Participant's directions.

          (c) If a Participant does not return a signed proxy to the Agent within the time specified, the Agent will or will not vote the shares in accordance with the New York Stock Exchange and Securities and Exchange Commission rules, then in effect, regarding broker voting.

     13.  ELECTIONS REGARDING TERMINATION OF ACCOUNT.

          (a) A Participant may terminate his or her Account at any time by giving a notice to the Agent. A Participant's Account will terminate following the termination of his or her employment.

          (b) Upon termination of the Account, the Participant may elect to receive:

               (i) A certificate representing the whole number of Plan Shares credited to the Participant's Account and cash in lieu of any fractional share; or

              (ii) Cash for the whole and fractional number of Plan Shares credited to the Participant's Account.

          (c) If no election is made by the Participant in a timely manner, the Participant will receive a certificate for the whole number of Plan Shares and cash for any fractional share held in the Participant's Account.


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     14.  EFFECTUATION OF TERMINATION OF ACCOUNT.

          (a) Upon receipt by the Agent of a Participant's election to receive cash for his or her Plan Shares (made pursuant to Section 13 above), the Agent will sell the Plan Shares as soon as practicable thereafter and deliver the proceeds of the sale to the Participant, reduced by the brokerage commissions and any other costs of the sale.

          (b) The whole and fractional shares in the Participant's Account may be aggregated and sold with those of other terminating Participants. The amount of the proceeds to be delivered to each Participant will be determined using the average sale price of all shares so aggregated and sold, reduced by the Participant's proportionate share of the brokerage commissions and any other costs of the sale.

          (c) All sales pursuant to this Section 14 may, but need not, be effected by purchases for other Participants' Accounts, in which case the sale price for the shares will be deemed to be the first available trading price of the Common Stock as reported by the principal stock exchange (or other appropriate market on which the stock is traded) following the Agent's receipt of the notice of termination.

     15.  NOTICES.

          (a) Each Participant shall notify the Agent promptly in writing of any change of his or her address.

          (b) Notices or statements from the Agent to a Participant may be given by letter addressed to the Participant at his or her last address of record with the Agent.

          (c) Any such notice or statement shall be deemed to have been given when received by the Participant or three (3) days after mailing, whichever occurs first.

     16.  CONTROL OF ACCOUNT.

          (a) Participants may not assign or alienate the interests in their Accounts.

          (b) The Agent has no obligation to follow any instructions of a Participant with respect to his or her interest in an Account, except as expressly provided under the Plan.


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     17.  INDEPENDENT OF AGENT.

          (a) All purchases of Common Stock pursuant to the Plan will be made by the Agent as the independent agent of the Participants.

          (b) Neither the Company nor any of its affiliates shall have any authority or power to direct:

               (i) The timing and price at which Common Stock is to be purchased pursuant to the Plan;

              (ii)  The amount of Common Stock to be purchased; or

             (iii) The selection of any broker or dealer through whom purchases are to be made.

          (c) The Agent will continue to operate the Plan only so long as neither the Agent nor any of its affiliates directly or indirectly controls, is controlled by, or is under common control with the Company or its affiliates.

          (d) The Agent and the Company agree that, in the event any person serves simultaneously as a director of the Agent and of the Company (or of any of their affiliates), that director will abstain from participating in any decisions relating to the Plan or the purchase or sale of Plan Shares.

     18. NO RECOMMENDATION. Participation in the Plan is entirely voluntary. Furthermore, the Company makes no representations regarding investments in Common Stock.

     19. TAXES. Participants shall assist the Agent and the Company in complying with all applicable tax withholding rules, including the income and employment taxes imposed on Company contributions to the Plan.

     20.  AMENDMENT OR TERMINATION OF THE PLAN.

          (a)  The Company may amend or terminate the Plan at any time.

          (b) The Agent reserves the right to change the terms and conditions of this Plan, subject to prior notification to the Company and each Participant.

          (c) Except as otherwise directed by the Company, the Plan will terminate upon the resignation or termination of the Agent.

     21. GOVERNING LAW. The Plan shall be governed by an construed in accordance with the laws of the State of New York.


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